October 15, 2018

Marc Olin

Re:     Executive Employment Agreement

Dear Marc:

This letter confirms our agreement, as set forth below, with respect to the amendment of your existing Executive Employment Agreement (your “Employment Agreement”), dated April 22, 2015, with Electronics For Imaging, Inc. (the “Company”).

If, on or before December 31, 2020, your employment terminates in the circumstances described in Section 9.a(i) of your Employment Agreement, then in addition to any severance benefits provided for in Section 9.a(i) of your Employment Agreement the Company will also offer you a consulting arrangement to take effect concurrently with the termination of your employment with the Company such that you will have the opportunity to provide consulting services to the Company through the date that is 12 months (or, if such a termination of your employment occurs on or before December 31, 2019, 18 months) following the date of such termination of employment. The consideration for such consulting services would be continued vesting of any equity awards granted to you by the Company prior to such termination of employment that, by their terms, provide for continued vesting while you provide consulting services to the Company. The other terms and conditions of the consulting arrangement would be on customary terms as set forth in a consulting agreement that would be provided by the Company.

This letter agreement shall be governed by the laws of the State of California, without regard to the choice of law provisions thereof. This letter agreement constitutes the entire agreement between us with respect to the amendment of your Employment Agreement as set forth above.

ELECTRONICS FOR IMAGING, INC.
By:	/s/ William Muir
Bill Muir Chief Executive Officer

ACCEPTED AND AGREED:

/s/ Marc Olin
Marc Olin

6750 Dumbarton Circle
Fremont, CA 94555
www.efi.com